Exhibit 26(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 13 to Registration Statement No. 333-76799 of Lincoln Benefit Life Variable Life Account (“the Account”) on Form N-6 of our report dated March 12, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in recognition and presentation for other-than-temporary impairments of debt securities in 2009), relating to the financial statements and financial statement schedules of Lincoln Benefit Life Company (“the Company”), and to the use of our report dated March 26, 2010 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading “Experts” in such Statement of Additional Information.

Chicago, Illinois

April 14, 2010